Exhibit 10.13

November 30, 2020

David Wiens

[address omitted]

Dear David:

Re: Employment Agreement

Bunker Hill Mining Corp. (“Bunker Hill”) is pleased to confirm its offer of new employment to you on the terms provided below.

Job Title:	Chief Financial Officer & Corporate Secretary

Reporting to:	Board of Directors

Commencement Date:	12 Jan 2021

Full time:	You will be employed on a full-time basis, for a minimum of 40 hours per week, with additional hours as required to complete your duties. You will not be entitled to overtime pay in this position. You will dedicate your full attention to the position and may not be engaged in any other business without the written consent of Bunker Hill.

Location:	The Company, led by the CEO, is based in the Silver Valley, Idaho, USA. You will not be required to relocate there from Vancouver to fulfill your duties but you should expect to visit the office location on a regular basis, and conduct marketing and other business travel as required.

Limitation on Authority:	Any authority you are provided to bind Bunker Hill must be granted by the Board of Directors of Bunker Hill and is subject to revocation of such authority at any time and without notice.

Job Description:	Attached as Appendix “A” is a job description outlining your duties and responsibilities.

Base Salary:	CAD 260,000 per annum, less statutory deductions and remittances, paid semi-monthly. Salary will be subject to review, as determined by Bunker Hill.

Sign on Bonus	i)	CAD 83,544, to be utilized to participate for 208,860 Units in the February 2021 non-brokered private placement financing

ii)	273,271 stock options with an expiry of February 19, 2026 and an exercise price of $0.335 per share, which shall vest immediately
iii)	764,706 stock options with an expiry of February 19, 2026 and an exercise price of $0.335 per share, which shall vest on December 31, 2021.

Incentive Bonus:	As an incentive bonus, and subject to achieving key performance targets, you will be eligible for an annual grant of 100% of your Base Salary with 40% awarded in cash and the remaining 60% to be awarded in Deferred Share Units which will vest in 3 equal tranches on the first, second and third anniversary of the award.

Benefits:	You will be provided with Health and Dental Benefits provided by the Company and will be reimbursed for annual membership dues associated with the CFA and CPA designations, and fees associated with courses taken through the CPA Western School of Business to complete the CPA designation.

Vacation:	Four weeks of vacation time per year. Salary is inclusive of vacation pay. Vacation entitlement may not be accumulated from year-to-year nor will there be payment in lieu of vacation time.

Privacy:	You understand and agree that Bunker Hill may collect, use, or disclose personal information about you as required for those purposes necessary for the conduct of the employment relationship. Examples of these purposes include, but are not limited to:

	●	recruitment;
	●	promotion;
	●	training or career development;
	●	contacting next of kin in the event of emergency;
	●	employment administration;
	●	benefits administration;
	●	work planning and management;
	●	provision of reference to potential employers, financial institutions, or educational establishments;
	●	performance development reviews and other performance assessments, appraisals, etc.; and
	●	photographs used for identification cards, management reports or employee announcements.

Expenses:	It is understood and agreed that you will incur expenses in connection with the performance of your duties under this Agreement. Bunker Hill will reimburse you for any such expenses reasonably and necessarily incurred in accordance with the Travel & Expense Reimbursement Policy of Bunker Hill.

Termination:

(a) By Bunker Hill for just cause: At any time during the term of this Agreement, Bunker Hill may terminate this Agreement and your employment for just cause, without payment of any amount whatever to you (other than accrued and unpaid salary and vacation, if any), unless otherwise required by the Employment Standards Act (British Columbia) (the “ESA”). Any such termination shall be by written notice to you and will be effective forthwith. The term “just cause” as used in this Agreement shall mean any conduct which would constitute just cause under applicable law and shall include, without limitation:

1)	repeated failure by you to promptly and adequately perform your duties to the satisfaction of Bunker Hill, after having been given no less than 45 days’ written notice specifying the duty or duties that are not being adequately performed and providing you with an opportunity to correct any such alleged deficiency;

2)	a material and irreparable breach of this Agreement by you that causes material harm to Bunker Hill;

3)	significant habitual absenteeism, for which you have been put on notice; or

4)	dishonest conduct which causes irreparable harm to Bunker Hill’s goodwill or reputation.

(b) By Bunker Hill without just cause: Notwithstanding anything contained in this Agreement, this Agreement and your employment may be terminated by Bunker Hill at any time without just cause. Where your employment is terminated without just cause, Bunker Hill’s sole obligation will be to provide you with the following (the “Separation Amount”):

1)	six (6) month’s notice of termination or pay in lieu of termination; plus

2)	six (6) month’s notice of termination or pay in lieu of notice of termination for each partial year or full year of completed employment with Bunker Hill; plus

3)	such additional amount, if any, for minimum notice of termination or pay in lieu of such notice and severance, if any, as may be required by the ESA.

For greater certainty, where payment is made in lieu of notice, payment shall be based on the annual salary then in effect plus the target cash bonus for the current year. The total notice of termination or pay in lieu of notice of termination shall not exceed twenty-four (24 months).

By you for good reason: This Agreement may be terminated immediately by you for good reason if, without the consent of you, there is:

1)	a material reduction in the compensation, duties and responsibilities;

2)	breach by Bunker Hill of any material provision of this Agreement without the breach being remedied within 30 days after notice thereof has been received by Bunker Hill; and

3)	an election by you, at your sole and unfettered discretion, at any time within 12 months of a change of control, as defined below.

Upon such termination by you for good reason, Bunker Hill shall pay to you an amount equal to the you Separation Amount, payable in one lump sum on the date of termination and the terms regarding all unexercised and unvested stock options granted to you, as set out below shall apply.

The term “change of control”, as used above shall include:

4)	the purchase by a third party of 50% or more of the Bunker Hill’s stock;

5)	a change in the majority of Bunker Hill’s Board of Directors;

6)	a merger or consolidation, after which Bunker Hill’s prior shareholders no longer control Bunker Hill; and/or

7)	the sale of all or substantially all of Bunker Hill’s assets or the liquidation of Bunker Hill.

(d) By you for any reason: This Agreement may be terminated by you at any time and for any reason by providing 120 days’ written notice to the Board of Directors.

Upon termination in accordance with paragraph (b) or (c) above, all unvested and unexercised stock options granted to you shall immediately vest and become exercisable, notwithstanding any other term or provision in any stock option plan or otherwise, on the earlier of (i) the existing expiry date, and (ii) 90 days from the date of termination.

All payments or benefits set out in this “Termination” section are intended to satisfy all obligations arising out of the termination of your employment with Bunker Hill, whether statutory, contractual or at common law and, for greater certainty, shall be inclusive of any notice of termination or severance pay prescribed in the ESA, as it may from time-to-time be amended, the provisions of which are deemed to be incorporated into this Agreement; as legislation is changed, the new provisions will apply and, if greater, will prevail over the entitlements set out above.

Standards of Employment:	You agree that you will adhere to all Bunker Hill’s policies, rules, systems and procedures which are in place at Bunker Hill. Bunker Hill reserves the right to change the provisions of any of these at any time.

Confidentiality/Non- Competition:	You are required to execute the attached Confidentiality/Non-Competition Agreement as a condition of this Offer of Employment.

Changes:	Unless specifically amended in writing and signed by the parties, the terms of this Agreement will continue to apply notwithstanding any changes in your position, duties, reporting or other terms of employment.

Return of Property:	Upon termination, howsoever caused, you shall surrender to a representative of Bunker Hill, upon request, all keys, manuals, lists, correspondence, monies, supplies, employee lists, and all other material and records, or other Bunker Hill property of any kind that may be in your possession at such time. If you are an officer of Bunker Hill or any affiliate at the time of your termination, you will submit your resignation.

Set-Off:	You authorize Bunker Hill to deduct from any payment due to you at any time, including from a termination or severance payment, any amounts owed to Bunker Hill by reason of purchases, advances, loans or in recompense for damages to or loss of Bunker Hill’s property and equipment save only that this provision shall be applied so as not to conflict with any applicable legislation.

Assignment and Benefit:	Bunker Hill shall have the right to assign this Agreement (including any policies or agreements referenced in this Agreement) without consideration or advance notice to you, to its successors and assigns, including without limitation, to any of its parents, subsidiaries or any of its affiliates or to any purchaser of all or substantially all of Bunker Hill’s equity or assets.

Entire Agreement:	This Agreement supersedes and replaces all prior or contemporaneous negotiations and/or agreements made between the parties, whether oral or written and the execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this Agreement. This Agreement, the agreements referenced herein, and Bunker Hill’s policies and procedures as they may be changed from time to time, shall constitute the entire agreement between the parties with respect to all matters relating to your employment.

Withholdings:	All payments to you or other entitlements under this Agreement or accruing as a result of your employment with Bunker Hill shall be less applicable withholdings and deductions.

Modification:	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void

Headings:	The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

Governing Law:	This Agreement shall be construed in accordance with the laws of the Province of British Columbia and any disputes or differences under this Agreement shall be determined under the exclusive jurisdiction of the British Columbia Supreme Court.

Satisfaction of all Claims:	The terms set out in this Agreement, provided that such terms are satisfied by Bunker Hill, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which you have or may have upon the termination of your employment and the compliance by Bunker Hill with these terms will affect a full and complete release of Bunker Hill and its Affiliates from any and all claims which the you may have for whatever reason or cause in connection with your employment and the termination of it, other than those obligations specifically set out in this Agreement. In agreeing to the terms set out in this Agreement, you specifically agree to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with Bunker Hill and its Affiliates, if, as and when requested by Bunker Hill upon termination of your employment within the circumstances contemplated by this Agreement.

Counterparts:	This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original, but all of which together will constitute one and the same agreement.

Conditions:	You agree that this Agreement is contingent on the following:
	(a)	You agreeing to enter into the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement attached as Appendix “B”; and

	(b)	Your affirmation, by signing and returning this Agreement, that you are not a party to any purported non-competition or non-solicitation agreement. If you have such an additional agreement, you must provide a copy to Bunker Hill for review. Bunker Hill will then advise you if it is prepared to continue to offer you employment.

In order to confirm your acceptance of this Agreement with Bunker Hill please sign and date where indicated below, and return an original copy of this letter to my attention.

If you have any questions concerning the offer, do not hesitate to contact us directly. We look forward to hearing from you.

Sincerely,

Sam Ash, Chief Executive Officer

ACCEPTANCE:

I have received a copy of this Agreement. I have read, considered and understood and I hereby accept the terms and conditions of this Agreement. I acknowledge having been given an opportunity to obtain legal consultation and advice with respect to the terms and conditions herein, and I execute this Agreement freely and voluntarily with full understanding of its contents. This Agreement and my employment hereunder have not been induced by any representations of Bunker Hill Mining Corp. not contained herein.

Date: December 1, 2020

Signature: /s/ David Wiens

APPENDIX “A”

JOB DESCRIPTION
Chief Financial Officer

A.	Financial & Organizational Management Functions

●	When required, participate with the CEO and other members of senior management in the Company’s strategic planning process and in designing and implementing the Company’s overall financial plans, policies and procedures.
●	Assist as required in negotiating the terms of equity and debt financings, and in the case of the latter, ensure the Company’s compliance with debt covenants.
●	Monitor cash balances, precious metal inventory and ongoing treasury functions including all banking and borrowing relationships.
●	Manage the Company’s cash investments to ensure they are earning maximum returns commensurate with the Company’s need to not expose its capital to undue risk, and also while maintaining appropriate levels of liquidity to enable financial liabilities to be discharged on a timely basis.
●	Develop and implement policies and procedures to ensure that internal controls are in place, and specifically financial/budgetary, cash flow and inventory controls.
●	Manage income tax planning and reporting, including the timely preparation of annual corporate tax returns for the Company and the filing of applications for tax credits available to the Company.
●	Develop and maintain risk management practices that ensure that neither the Company nor its key personnel are financially exposed to avoidable risk.
●	Review and provide comments on a timely basis on all press releases containing financial information.
●	Establish, implement and monitor regulatory oversight and compliance functions.
●	Oversee vault operations and vaulting relationships.
●	Develop, monitor and maintain appropriate insurance coverages for all aspects of the Company’s consolidated business.
●	Assist in the management of the Company’s operating subsidiaries.
●	Manage filings and administration of the Company’s intellectual property portfolio.
●	Liaison with regulatory officials on behalf of the Company as required.
●	Prepare and complete presentations to investors.
●	Work with external advisors, auditors and legal counsel of the Company as required.

B.	Financial Reporting

●	Establish, administer and monitor bookkeeping services for full cycle accounting including invoice review, the processing of payments and cheque preparation, updating and reconciliation of accounting records and reconciliation of bank accounts on a monthly basis.
●	Prepare consolidated financial statements and management’s discussion and analysis, as well as accompanying regulatory CEO/CFO certifications, for timely filing with regulatory authorities on a quarterly and annual basis.
●	Oversee the design, implementation and evaluation of the Company’s disclosure controls and procedures and internal controls over financial reporting, in concert with the CEO and in accordance with the certification requirements of National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

●	Prepare annual budgets for general and administrative expenditures and, in consultation with the COO (and CEO, as appropriate), prepare an annual budget for expenditures.
●	Prepare monthly or quarterly reports, as appropriate, including budget-to-actual expenditure comparisons for distribution to senior management and the Board.
●	Prepare and disseminate monthly cash position and cash forecast reports.
●	Preparation of working papers for the Company’s external auditor.
●	Preparation of working papers for the Company’s auditors and management of the annual audit engagement.

C.	Securities Law Compliance & Corporate Matters

●	Oversee, monitor and ensure delivery of the following securities law compliance & corporate matters:

(i)	Continuous Disclosure
-	Monitoring of dates for the filing of interim and annual financial statements, MD&As and AIFs to comply with NI 51-102 and the Business Corporations Act
-	Monitoring of dates for the calling of the annual meeting of shareholders to comply with NI 54-101 and the Business Corporations Act
-	Assist in the dissemination of press releases and review drafting if required
-	Preparation of standard material change reports as instructed

(ii)	Meetings of Boards of Directors and Committees
-	Preparation and sending of notices of meetings
-	Setting up telephone conference details for meetings if required
-	Preparation of meeting agendas
-	Attendance in person or by conference telephone at board and committee meetings
-	Drafting of minutes of the meetings for circulation to the board of directors or committee members

(iii)	Annual Meetings of Shareholders
-	Compliance with National Instrument 54-101 for Annual Meeting within Toronto downtown core consisting of appointment of auditor, election of directors and up to two items of special business
-	Assistance with organization of printing and mailing of the management proxy materials
-	Preparation of the chairman’s script for the annual meeting
-	Attendance at the annual meeting of a reasonable duration in the capacity as recording secretary
-	Preparation of minutes of the annual meeting

(iv)	Stock Options

- Administration of schedule of outstanding stock options

- Preparation of resolution approving the grant of options

- Filing monthly forms detailing the grants with the TSX

- Preparation of stock option agreements for each grant of options

- Preparation of treasury direction upon exercise of options

(v)	Exchange and Corporate Compliance
-	Preparation and filing of all reports prescribed by applicable stock exchanges

(vi)	Insider Reporting
-	Preparation of Insider Reports for the Company’s insiders

●	Monitor and manage all policies and procedures prescribed by Corporate Governance Manual

APPENDIX “B”

AGREEMENT REGARDING CONFIDENTIALITY, NON-SOLICITATION,
NON COMPETITION AND INTELLECTUAL PROPERTY

WHEREAS ▲(herein the “Employee”), and Bunker Hill Mining Corp. (herein “Bunker Hill”) desire to enter into a contractual relationship;

AND WHEREAS the Employee will necessarily be involved, as a consequence of his or her duties as an employee, with information and processes, the disclosure of which could be to the great detriment of Bunker Hill, its affiliates (including without limitation Net Transactions Limited), subsidiaries and related entities (collectively, “Bunker Hill Group”);

NOW THEREFORE, in consideration of Bunker Hill’s entering into a contractual relationship with the Employee, and for other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties agree as follows:

1.	Confidential Information

A)	“Confidential Information” as used in this Agreement includes but is not limited to information emanating from or relating to Bunker Hill Group, its associates, employees, agents, suppliers or customers, or conceived or developed by the Employee concerning (i) property information and technical data, (ii) market information and marketing plans and strategies, (ii) joint venture partners, strategic partners, shareholders and investors, (iii) research, development, industrial and intellectual property rights, and (iv) records, statistics, financial information, strategies, training and promotional policies, profits, costs, pricing and sourcing.

B)	The Employee acknowledges that such Confidential Information could be used to the detriment of Bunker Hill Group and that the disclosure of such Confidential Information could cause irreparable harm to Bunker Hill Group. Accordingly, the Employee undertakes to treat confidentially all Confidential Information and not to disclose or provide it to any third party or to use it for any purpose either during the Employee’s tenure except as may be necessary in the proper discharge of the Employee’s duties, or for any reason after the conclusion of the Employee’s relationship with Bunker Hill Group.

2.	Ownership and Assignment of Intellectual Property

A)	All notes, data, computer files, reference items, sketches, drawings, memoranda, records and other materials (including tools and data), in any way relating to any of the Confidential Information or to Bunker Hill Group’s business, produced by the Employee or coming into the Employee’s possession by or through the Employee’s relationship with Bunker Hill, shall belong exclusively to Bunker Hill. The Employee agrees to turn over to Bunker Hill all copies (including hard and electronic) of any such materials in his possession or under his or her control, forthwith, at the request of Bunker Hill or, in the absence of a request, on the date his contractual relationship with Bunker Hill ends.

B)	“Subject Inventions” shall include all inventions, improvements or discoveries made or conceived by the Employee during the Employee’s relationship with Bunker Hill Group (including, for greater certainty, pursuant to the employment relationship contemplated hereby, and any past or present employment, independent contractor, or advisory relationship between the Employee and any Bunker Hill Group Member as of the date hereof), either solely or jointly with others, arising out of or in any way connected to the Employee’s employment or with the use of Bunker Hill Group’s time, equipment, material, supplied facilities, or related to or suggested by trade secret information or other private or Confidential Information or related to Bunker Hill Group’s actual or demonstrably anticipated research and development acquired by the Employee during the term of the Employee’s relationship with Bunker Hill Group.

C)	The Employee agrees (i) to disclose fully, promptly and in writing the existence of and details of all Subject Inventions, (ii) that Subject Inventions are the sole and exclusive property of Bunker Hill, (iii) upon receipt of the written request of Bunker Hill, to assign to Bunker Hill, in a form and manner acceptable solely to Bunker Hill, all of the Employee’s rights (including where applicable moral rights), title and interest in and to all Subject Inventions, and (iv) upon receipt of the written request of Bunker Hill, to provide all assistance necessary, both during and after the Employee’s contractual relationship to enable Bunker Hill to successfully defend (or prosecute as the case may be), any litigation arising out of a dispute related to Subject Inventions.

3.	Non-Competition and Non-Solicitation

A)	The Employee agrees that, during his employment with Bunker Hill Group and for twelve (12) months from the date the Employee’s employment with Bunker Hill Group ends for any or no reason (including, without limitation, a termination by Bunker Hill Group without just cause), the Employee will not, directly or indirectly, or in any capacity whatsoever, including but not limited to, as an employee, principal, partner, agent, consultant, advisor or shareholder (holding more than 1% of issued and outstanding shares of) or in partnership or association with, any other person, firm, corporation, association or other entity:

i)	own, operate, manage, appraise, lease, finance, sell, acquire and/or bid to own, operate, manage, appraise, lease, finance, sell or acquire, any business in direct competition with the Bunker Hill Group, or

ii)	make or attempt to make any offer of employment or partnership to any employee of Bunker Hill Group or anyone who was employed by Bunker Hill Group at any time during the six (6) months preceding the date that the Employee’s employment with Bunker Hill Group ended, or

iii)	represent, solicit, visit or otherwise contact any shareholder or business partner or prospective shareholder or business partner for the purpose of diverting such contact away from Bunker Hill Group or otherwise for any purpose competitive with or detrimental to the business of Bunker Hill Group.

4.	Enforcement of this Agreement

A)	The Employee agrees that the restrictions and covenants contained in this Agreement are reasonably required for the protection of Bunker Hill Group and its goodwill, and that the Employee’s Agreement to same constitute a material inducement to Bunker Hill to enter into or amend for the benefit of the Employee a contractual relationship with the Employee and that Bunker Hill would not contract with the Employee absent such an inducement.

B)	The Employee understands and agrees, without prejudice to any and all other rights of Bunker Hill Group, that in the event of his violation or attempted violation of any of the covenants contained in this Agreement, an injunction or other like remedy shall be the only effective method to protect Bunker Hill Group’s rights and property as set out above, and that an interim injunction may be granted immediately on the commencement of any suit.

C)	In the event that any clause herein should be unenforceable or be declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of the Agreement.

D)	This Agreement shall be construed in accordance with the laws of the Province of British Columbia and any disputes or differences under this Agreement shall be determined under the exclusive jurisdiction of the British Columbia Supreme Court.

IN WITNESS WHEREOF the Parties have executed this Agreement this ____ day of December, 2020.

BUNKER HILL INC.
Per:
● President & Chief Executive Officer

SIGNED, SEALED AND DELIVERED

In the Presence of:

Witness	●